Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Precision Drilling Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares, no par value	Rule 457(c) and Rule 457(h)(2)	200,000(3)	$53.85	$10,770,000	$147.60 per $1,000,000	$1,589.66

Total Offering Amounts					$10,770,000	$147.60 per $1,000,000	$1,589.66

Total Fee Offsets(4)							—

Net Fee Due							$1,589.66

(1)

The securities to be registered include options and other rights to acquire the common shares, no par value (the “Common Shares”), of Precision Drilling Corporation (the “Registrant”) issuable pursuant to the Registrant’s Omnibus Equity Incentive Plan, as amended (the “Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional Common Shares, which may be offered and issued to prevent dilution resulting from adjustments as a result of share dividends, share splits, reverse share splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(3)

Calculated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price for the 200,00 Common Shares under the Plan is based upon the average of the high and low sale prices of Common Shares reported on the New York Stock Exchange on December 15, 2023.

(4)	The Registrant does not have any fee offsets to claim.